                                                      Registration No. 333-30277

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   KNOLL, INC.
                                   -----------
               (Exact name of issuer as specified in its charter)


             Delaware                                           13-3873847
             --------                                           ----------
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)


1235 Water Street
East Greenville, Pennsylvania                        18041
(Address of principal executive offices)          (zip code)
----------------------------------------          ----------

                  Knoll, Inc. 1997 Employee Stock Purchase Plan
                      Knoll, Inc. 1997 Stock Incentive Plan
                        The Knoll Retirement Savings Plan
                           (Full title of the plan(s))

                           Patrick A. Milberger, Esq.
                  Vice President, General Counsel and Secretary
                                   Knoll, Inc.
                                1235 Water Street
                       East Greenville, Pennsylvania 18041
                                 (215) 679-7991
          (Name and address, including zip code, of agent for service)
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                            Michael A. Schwartz, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099
                                 (212) 728-8000


                                Page 1 of 4 Pages

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                                EXPLANATORY NOTE

     The Registrant previously registered 2,055,772 shares of its common stock, $0.01 par value per share ("Common Stock"), on Form S-8 (File No. 333-30277)(the "Registration Statement") which was filed with the Securities and Exchange Commission on June 27, 1997. The registered shares represented 500,000 shares of Common Stock issuable pursuant to The Knoll Retirement Savings Plan (the "401(k) Plan"), 300,000 shares of Common Stock issuable pursuant to the Knoll, Inc. 1997 Employee Stock Purchase Plan and 1,255,772 shares of Common Stock issuable pursuant to the Knoll, Inc. 1997 Stock Incentive Plan. The Registration Statement also covered an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

     On November 4, 1999, Knoll, Inc. (the "Company") consummated a going-private transaction (the "Merger") in which a newly formed entity merged with and into the Company. In the Merger, which was approved by the Company's stockholders on October 20, 1999, the Company's public shareholders received $28.00 per share in cash for the approximately 17.7 million shares owned by them, representing approximately 40% of the shares outstanding. All of the shares of the Company's Common Stock which remain outstanding are owned by Warburg, Pincus Ventures, L.P. and its affiliates and by or on behalf of members of the Company's management and employees.

     As a result of the Merger, the Company delisted its Common Stock from the New York Stock Exchange and has filed to deregister its Common Stock under the Securities Exchange Act of 1934.

     The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to terminate the Registration Statement and to deregister all of the shares of Common Stock and interests originally registered thereby which remain outstanding as of such termination.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Greenville, Commonwealth of Pennsylvania, on the day of November 30, 1999.



                                        KNOLL, INC.


                                        By: /s/ Douglas J. Purdom
                                            ------------------------------
                                            Douglas J. Purdom
                                            Senior Vice President and
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act, the Retirement Plans Administration Committee and the administrative committee of the 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Greenville, Commonwealth of Pennsylvania, on the day of November 30, 1999.



                                        THE KNOLL RETIREMENT SAVINGS PLAN


                                        By: KNOLL, INC. as plan administrator

                                        By: THE RETIREMENT PLANS
                                            ADMINISTRATION COMMITTEE,
                                            acting on behalf of the plan as
                                            administrator

                                        By: /s/ Barbara E. Ellixson
                                            ------------------------------
                                            Barbara E. Ellixson
                                            A member of the Retirement
                                            Plans Administration Committee


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     Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                    Capacity                          Date
---------                    --------                          ----

/s/ Burton B. Staniar
------------------------     Chairman of the Board             November 30, 1999
Burton B. Staniar

/s/ John H. Lynch            President, Chief Executive
------------------------     Officer and Director              November 30, 1999
John H. Lynch                (Principal Executive Officer)

/s/ Douglas J. Purdom
------------------------     Chief Financial Officer           November 30, 1999
Douglas J. Purdom            (Principal Financial Officer)

/s/ Barry L. McCabe
------------------------     Controller (Principal             November 30, 1999
Barry L. McCabe              Accounting Officer)

/s/ Andrew B. Cogan
------------------------     Director                          November 30, 1999
Andrew B. Cogan

/s/ Kathleen G. Bradley
------------------------     Director                          November 30, 1999
Kathleen G. Bradley

/s/ Lloyd Metz
------------------------     Director                          November 30, 1999
Lloyd Metz

/s/ Jeffrey A. Harris
------------------------     Director                          November 30, 1999
Jeffrey A. Harris

/s/ Sidney Lapidus
------------------------     Director                          November 30, 1999
Sidney Lapidus

/s/ Kewsong Lee
------------------------     Director                          November 30, 1999
Kewsong Lee

/s/ Henry B. Schacht
------------------------     Director                          November 30, 1999
Henry B. Schacht


                                Page 4 of 4 Pages